TRILLIUM THERAPEUTICS INC.

DEFERRED SHARE UNIT PLAN
FOR DIRECTORS AND EXECUTIVE OFFICERS
(CASH SETTLED)
Effective as of November 9, 2016

PART l - GENERAL PROVISIONS

Purpose

1.1        The purpose of this Plan is to provide an alternative form of compensation to satisfy annual and special bonuses payable to Directors and Executive Officers and to satisfy fees that may be payable to Directors for acting as directors of the Company. This form of compensation promotes a greater alignment of interests amongst Directors and Executive Officers and the Company“s shareholders.

Definitions

1.2        In this Plan,

Annual Board Retainer means the annual retainer paid by the Company to a Director, but does not include Chair Fees, Committee Fees and Meeting Fees;

Applicable Withholding Taxes means any and all taxes and other source deductions or other amounts which the Company is required by law to withhold from any amounts paid or credited to the account of an Eligible Person under this Plan;

Awarded Amount has the meaning set forth in Section 2.1;

Board means the Board of Directors of the Company;

Chair means the chair of the Board;

Chair Fees means the fees or retainers, other than Meeting Fees, the Annual Board Retainer and Committee Fees, paid by the Company to a Director for service as the Chair and as chairperson of a committee of the Board;

Change of Control means:

(a)

any transaction at any time and by whatever means pursuant to which (A) the Company goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Company voting securities immediately prior to such corporate transaction or reorganization or (B) any person or any group of two or more persons acting jointly or in concert (other than the Company, a wholly-owned Subsidiary (as defined in the Securities Act (Ontario)) of the Company, an employee benefit plan of the Company or of any of its wholly-owned Subsidiaries, including the trustee of any such plan acting as trustee) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the Business Corporations Act (Ontario)) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the Company’s then issued and outstanding securities in any manner whatsoever, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person other than a wholly-owned Subsidiary of the Company;

(c)

the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more persons which were wholly-owned subsidiaries of the Company immediately prior to such event;

(d)

the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, arrangement or otherwise by any other person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Company); or

(e)	the Board passes a resolution to the effect that an event set forth in (a), (b), (c) or (d) above has occurred;

Code means the United States Internal Revenue Code of 1986, as amended;

Committee means the Compensation Committee of the Board, or any other persons designated by the Board to perform the duties contemplated herein;

Committee Fees means the fees or retainers, other than Meeting Fees, the Annual Board Retainer and Chair Fees, paid by the Company to a Director for service on a committee of the Board;

Company means Trillium Therapeutics Inc. or any successor thereof;

Deferred Share Unit means a right granted by the Company to an Eligible Person to receive a cash payment, evidenced by way of book-keeping entry in the books of the Company, equal to the Fair Market Value of a Share as of the applicable determination date;

Director means any Director of the Company, or a subsidiary of the Company, appointed and approved by the Board or the shareholders;

Director Fees means the aggregate total of the Annual Board Retainer, Chair Fees, Committee Fees, Meeting Fees and any other fees payable to a Director;

Eligible Person means any person who is a Director or Executive Officer;

Executive Officer means the Chief Executive Officer, President, Chief Financial Officer and any senior officer of the Company, or any subsidiary of the Company, or any persons acting in any such capacity on behalf of the Company or subsidiary of the Company;

Fair Market Value means the five-day volume weighted average trading price, being the VWAP (as the term VWAP is defined in the TSX Company Manual), as at, and including, the relevant determination date or such other applicable date referenced herein provided that such date is a business day and if it is not then calculated as at and including the last business day which preceded such applicable date referenced herein, except that if the Shares are not listed on the TSX, the Fair Market Value will be the value established by the Board based on the five-day average closing price per Share on any other public exchange on which the Shares are listed calculated as at, and including, the relevant determination date or such other applicable date referenced herein provided that such date is a business day and if it is not then calculated as at and including the last business day which proceeded such applicable date referenced herein, or if the Shares are not listed on any public exchange, by the Board based on its determination of the fair value of a Share;

Filing Date means the date on which a Redemption Notice is filed with the Company by an Eligible Person following the occurrence of Terminated Service;

Insider means an “insider” as defined in Section 613 of the TSX Company Manual;

Meeting Fees means the fees or retainers, other than the Annual Board Retainer, Chair Fees, and Committee Fees, paid by the Company to a Director for attending meetings of the Board or any committee of the Board;

Plan means this Deferred Share Unit Plan, as amended from time to time;

Redemption Notice means a notice filed (or deemed to be filed) by an Eligible Person with the Company following the occurrence of Terminated Service to trigger the redemption of Deferred Share Units in accordance with Section 3.2, which notice shall be in the form prescribed from time to time by the Company;

Section 409A means Section 409A of the Code and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

Separation from Service of a US Taxpayer means the date the US Taxpayer incurs a separation from service with the Company within the meaning of U.S. Treas. Regs. § 1.409A -1(h);

Share means a common share in the capital of the Company;

Specified Employee means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code;

Tax Act means the Income Tax Act (Canada);

Terminated Service means that the Eligible Person has ceased to be a Director and/or Executive Officer, as applicable, including through the termination, voluntary resignation, retirement or death of such Eligible Person;

Total Compensation for a particular Eligible Person means the aggregate of:

(a)	the discretionary annual bonus determined by the Board for which Directors or Executive Officers are eligible;

(b)	a bonus, that is not an annual bonus, that may be awarded to a Director or Executive Officer at the discretion of the Board; and

(c)	Director Fees.

TSX means the Toronto Stock Exchange; and

US Taxpayer means an Eligible Person whose compensation from the Company is subject to Section 409A.

Effective Date

1.3        This Plan will become effective as of November 9, 2016.

Administration

1.4        The Board will, in its sole and absolute discretion, but taking into account relevant corporate, securities and tax laws:

(a)	interpret and administer this Plan;

(b)	establish, amend and rescind any rules and regulations relating to this Plan; and

(c)	make any other determinations that the Board deems necessary or desirable for the administration of this Plan.

The Board may correct any defect or any omission or reconcile any inconsistency in this Plan in the manner and to the extent the Board deems, in its sole and absolute discretion, necessary or desirable. Any decision of the Board in the interpretation and administration of this Plan will be final, conclusive and binding on all parties concerned. All expenses of administration of this Plan will be borne by the Company.

Delegation

1.5        The Board may, to the extent permitted by law, delegate any of its responsibilities under this Plan and powers related thereto (including, without limiting the generality of the foregoing, those referred to under Section 1.4) to the Committee or to one or more officers of the Company and all actions taken and decisions made by the Committee or by such officers in this regard will be final, conclusive and binding on all parties concerned, including, but not limited to, the Company, the Eligible Person, and their legal representatives.

Limitation of Liability

1.6        None of the Company, the Board, the Committee nor any other person to whom authority is delegated under Section 1.5 of this Plan shall be liable for any action, omission or determination made in good faith with respect to this Plan.

PART 2 - AWARDS UNDER THIS PLAN

Determination of Deferred Share Units

2.1        The Board will, in its sole and absolute discretion, decide at the time of declaring or awarding any Total Compensation to any Eligible Person the amount (the "Awarded Amount") of the Total Compensation that will be satisfied in the form of Deferred Share Units.

2.2        The Board shall also determine, in connection with each grant, the effective date thereof, the terms and conditions of vesting, and such other terms and conditions which the Board considers appropriate to the award in question, and which terms and conditions need not be identical as between any two awards, whether or not contemporaneous.

Issue of Deferred Share Units

2.3        The number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) to be credited to an Eligible Person for services will be determined by dividing the Awarded Amount by the Fair Market Value as at the last trading day before the date the Awarded Amount is declared by the Board.

Dividend Equivalents

2.4        On any date on which a cash dividend is paid on Shares, an Eligible Person“s account will be credited with the number of Deferred Share Units (including fractional Deferred Share Units, computed to three digits) calculated by:

(a)

multiplying the amount of the dividend per Share by the aggregate number of Deferred Share Units that were credited to the Eligible Person“s account as of the record date for payment of the dividend; and

(b)	dividing the amount obtained in Section 2.4(a) by the Fair Market Value on the date on which the dividend is paid.

Eligible Person“s Account

2.5        The Company shall maintain or cause to be maintained in its records an account for each Eligible Person recording at all times the number of Deferred Share Units credited to the Eligible Person’s account. Upon payment in satisfaction of Deferred Share Units in accordance with Part 3 of the Plan, the Eligible Person’s entitlement to receive any and all amounts in respect of Deferred Share Units so paid shall be fully discharged and satisfied and such Deferred Share Units shall be cancelled and thereupon deleted from the account of such Eligible Person.

2.6        A written confirmation of the balance in each Eligible Person“s account will be sent by the Company to the Eligible Person upon request of the Eligible Person.

Adjustments and Reorganizations

2.7        In the event of any dividend paid in shares, share subdivision, combination or exchange of shares, merger, consolidation, spin-off or other distribution of Company assets to shareholders, or any other change in the capital of the Company affecting Shares, the Board, in its sole and absolute discretion, will make, with respect to the number of Deferred Share Units outstanding under this Plan, any proportionate adjustments as it considers appropriate to reflect that change.

Change of Control

2.8        In the event that an Eligible Person has Terminated Service (other than as a result of termination for cause or death) within 24 months following a Change of Control, all Deferred Share Units credited to each Eligible Person’s account shall immediately vest in full.

PART 3 - PAYMENT OF BENEFITS

Redemption of Deferred Share Units

3.1        Subject to the provisions of this Plan, a Deferred Share Unit held by an Eligible Person shall be redeemed by the Company upon Terminated Service in accordance with Section 3.2 or Section 3.3, as applicable.

Payment of Benefits

3.2        Any Deferred Share Unit awarded pursuant to this Plan shall be settled in cash only as follows:

(a)

An Eligible Person who has Terminated Service may elect the date on which the Deferred Share Units held by that Eligible Person shall be redeemed by the Company by filing with the Chief Financial Officer of the Company a Redemption Notice on or before December 15 of the first calendar year commencing after the date on which the Eligible Person has Terminated Service. If the Eligible Person fails to file such Redemption Notice on or before that December 15, the Eligible Person shall be deemed to have filed the Redemption Notice on that December 15. The date on which a Redemption Notice is filed, or deemed to be filed, shall hereinafter be referred to as the “Filing Date”. The Company may defer the Filing Date to any other date if such deferral is, in the sole opinion of the Company, desirable to ensure compliance with Section 4.6.

(b)

The cash payment to which an Eligible Person shall be entitled in settlement of a Deferred Share Unit shall be equal in amount to the product that results by multiplying: (x) the number of Deferred Share Units credited to the Eligible Person as at the date on which the Eligible Person has Terminated Service, by (y) the Fair Market Value of a Share as of the Filing Date, net of Applicable Withholding Taxes.

(c)

A cash payment pursuant to this Section 3.2 shall be made to the Eligible Person as soon as reasonably possible following the Filing Date, but in any event not later than the date that is 60 days following the Filing Date; provided, however, that in no event will such payment be made later than December 31 of the first calendar year commencing after the Eligible Person has Terminated Service. Upon payment of such amount, the Deferred Share Units shall be cancelled and such Eligible Person shall have no further rights under the Plan.

US Taxpayers

3.3        Notwithstanding the foregoing provisions of Section 3.2, if an Eligible Person is a US Taxpayer, then the following rules shall apply relating to the redemption of Deferred Share Units:

(a)	Deferred Share Units which become redeemable under Section 3.1 shall be redeemed only upon a Separation from Service; and

(b)

the redemption date shall be any date determined by the Company to occur as soon as reasonably possible (but not later than 60 days) after the Separation from Service, except that if the US Taxpayer is determined to be a Specified Employee, the redemption date shall be the first day of the seventh month after the Separation from Service of the US Taxpayer.

Death

3.4        In the event of the death of an Eligible Person prior to the settlement of the Deferred Share Units credited to his her own account:

(a)	all unvested Deferred Share Units shall automatically vest in full; and

(b)

the Company will, as soon as reasonably practicable and any event not later than 60 days following the Eligible Person’s death, cause to be delivered to the legal representatives of the Eligible Person, the cash payment such Eligible Person would otherwise have been entitled to if the Eligible Person had Terminated Service (which cash payment shall, for the avoidance of doubt, be determined in accordance with Section 3.2(b), with the reference date for the purposes of both subclauses (x) and (y) of that Section being the date of the Eligible Person’s death).

PART 4 - GENERAL

Tax Consequences

4.1        It is the responsibility of the Eligible Person to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Eligible Person’s participation in this Plan. The Company shall not be responsible for any tax consequences to the Eligible Person as a result of the Eligible Person’s participation in this Plan. The Eligible Person shall remain responsible at all times for paying any federal, provincial, state, local and foreign income or employment tax due with respect to any Deferred Share Units awarded to the Eligible Person, and the Company shall not be liable for any interest or penalty that an Eligible Person incurs by failing to make timely payments of tax.

Withholding Requirements

4.2        Prior to the delivery of any cash pursuant to this Plan, the Company shall be required, and shall have the power and the right, to deduct or withhold from any payment to or for the benefit of an Eligible Person any amount required to comply with the applicable provisions of any federal, provincial, state, local or foreign law relating to the withholding of tax or the making of any other source deductions, including on the amount, if any, included in the income of an Eligible Person and may adopt and apply such rules and regulations that in its opinion will ensure that the Company will be able to so comply.

Tax Status

4.3        With respect to any Eligible Participant that is not a US Taxpayer, it is intended that at all times this Plan shall be administered or operated such that it meets the conditions of Regulation 6801(d) enacted pursuant to the Tax Act, or any successor provisions thereto (“Regulation 6801(d)”).

Non-Transferability

4.4        Deferred Share Units and all other rights, benefits or interests in this Plan are non-transferable and may not be pledged or assigned or encumbered in any way and are not subject to attachment or garnishment, except that if the Eligible Person dies, the legal representatives of the Eligible Person will be entitled to receive the amount of any payment otherwise payable to the Eligible Person hereunder in accordance with the provisions hereof.

No Right to Service

4.5        Neither participation in this Plan nor any action under this Plan will be construed to give any Eligible Person a right to be retained in the service of the Company or a right to receive any benefits not expressly provided in this Plan.

Compliance with Applicable Laws

4.6        Any obligation of the Company under this Plan is subject to compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities, the requirements of the applicable stock exchange(s) on which the Shares trade and any applicable policies of the Company relating to insider trading or "blackout" periods in effect from time to time. Each Eligible Person shall comply with all such laws, regulations, rules, orders and requirements, and shall furnish the Company with any and all information and undertakings as may be required to ensure compliance therewith.

Successors and Assigns

4.7        This Plan will enure to the benefit of and be binding upon all successors and assigns of the Company and any Eligible Person, including the estate of such Participant and the executor, liquidator, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Eligible Person’s creditors.

Plan Amendment

4.8        Subject to applicable law, this Plan may be amended in whole or in part at any time by the Board without the consent of the Eligible Persons provided that such amendment shall not materially adversely impair the rights of any Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under this Plan, except as permitted by the provisions of Section 2.7.

4.9        Shareholder approval will be required for any amendments required to be approved by shareholders under applicable law (including the rules, regulations and policies of the applicable stock exchange(s) on which the Shares trade).

4.10      Notwithstanding anything to the contrary herein, no amendments shall be made if such amendments would cause the Plan to breach the requirements for Regulation 6801(d), as may apply to Eligible Persons who are taxable under the Tax Act, or the requirements of Section 409A, as may apply to Eligible Persons under the Plan who are US Taxpayers.

Plan Termination

4.11      The Board may terminate this Plan at any time, but no termination will, without the consent of the Eligible Person or unless required by law, adversely affect the rights of an Eligible Person with respect to Deferred Share Units to which the Eligible Person is then entitled under this Plan. In no event will a termination of this Plan accelerate the time at which the Eligible Person would otherwise be entitled to receive a cash payment in respect of Deferred Share Units hereunder.

Governing Law

4.12      This Plan and all matters to which reference is made in this Plan will be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein. The Eligible Persons and the Company hereby attorn to the jurisdiction of the courts of the Province of Ontario with respect to any and all actions in relation thereto.

Reorganization of the Company

4.13      The existence of this Plan or Deferred Share Units will not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company“s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Company or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company, or any amalgamation, combination, merger or consolidation involving the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

No Shareholder Rights

4.14      Deferred Share Units are not considered to be Shares or securities of the Company, and an Eligible Person whose account is credited with Deferred Share Units will not, as such, be entitled to exercise voting rights or any other rights attaching to the ownership of Shares of other securities of the Company, or be considered the owner of Shares by virtue of such crediting of Deferred Share Units.

No Other Benefit

4.15      The Company makes no representation or warranty as to the future market value of any Shares to which the Deferred Share Units relate. No amount will be paid to, or in respect of, an Eligible Person under this Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Person for such purpose.

Unfunded Plan

4.16      For greater certainty, this Plan will be an unfunded plan, including for tax purposes. Any Eligible Person holding Deferred Share Units or related accruals under this Plan will have the status of a general unsecured creditor of the Company with respect to any relevant rights hereunder.

Existing Deferred Share Unit Plan

4.17       For greater certainty, the Company’s existing Deferred Share Unit Plan adopted effective May 27, 2014 (the “Existing Plan”) shall continue in full force and effect until such Existing Plan is amended or terminated in accordance with its terms.